RED OAK PARTNERS, LLC

304 Park Avenue South, 11th Floor | New York, New York 10010

 Telephone (212) 614-8952 | Facsimile (646) 390-6784

VIA FAX AND COURIER

February 26, 2013

Attn: Corporate Secretary

DIGIRAD CORPORATION

13950 Stowe Drive

Poway, California 92064

We are sending you this notice that we intend to nominate five directors for election to the Company’s board of directors at the upcoming annual meeting.  We intend to deliver a proxy statement and form of proxy to holders of at least the percentage of the Common Stock required under applicable law to elect our nominees.

The Red Oak Fund, L.P. (“RO Fund”) is the registered holder at the above address of 1,000 shares of common stock (“Common Stock”) of Digirad Corporation, Inc. (“DRAD”).  A copy of the transfer agent’s DRS statement indicating shares held by the RO Fund in book entry has been attached to this letter as Exhibit A.

Red Oak Partners, LLC (“RO Partners”) is the general partner of RO Fund, and David Sandberg is the managing member of RO Partners.  White Peaks Holdings LLC, and Red Oak Partners, LLC are both managers of Pinnacle Partners, LLC, the general partner of Pinnacle Fund, LLLP.  White Peaks Holdings, LLC and Red Oak Partners LLC are both managers of Pinnacle Capital, LLC, the investment advisor of Pinnacle Fund, LLLP.  Red Oak Partners, LLC, as manager of Pinnacle Capital, LLC, has authority to make investment decisions on behalf of Pinnacle Fund, LLLP.  As of the date of this letter, RO Partners beneficially owns 993,919 shares of common stock of DRAD.  RO Fund intends to appear in person through its representatives or by proxy at the meeting to nominate the persons specified in this notice.

Stockholder who intends to make the nominations:

The Red Oak Fund, L.P.

Address:

304 Park Avenue South, 11th Floor, New York, NY 10010

The name, age, address and beneficial holdings as of the date of this letter of each of our proposed nominees are as follows:

•

Raymond J. Brooks, Jr., 47

R.J. Brooks Companies

730 Fifth Avenue, 15th Floor

New York, New York 10019

•

Christopher Iorillo, 40

CounterPoint Capital Partners, LLC
714 West Olympic Blvd, Suite 910
Los Angeles, California 90015

Shares beneficially owned: 0

•

David Sandberg, 40

Red Oak Partners, LLC

304 Park Avenue South, 11th Floor

New York, NY 10010

Shares beneficially owned: 993,919

•

Tony Snow, 37

41 Park Avenue South, 14th Fl

New York, NY, 10016

Shares beneficially owned: 0

•

J. Randall Waterfield, 39

CEO, The Waterfield Group

140 Broadway, 46th Floor

New York, NY 10005

hares beneficially owned: 0

Other than their consent to stand for election, we do not have any understanding or agreement at this time with the nominees.  Mr. Sandberg is an employee of Red Oak Partners, LLC.  None of the proposed nominees has during the past five years (1) filed a petition under federal bankruptcy laws or any state insolvency law, (2) been convicted in a criminal proceeding or was a named subject of a criminal proceeding (excluding traffic violations and other minor offices), (3) been found by any court or competent jurisdiction to have violated any federal or state securities law or federal commodities law, or (4) been the subject of any order, judgment or decree limiting him from engaging in any type of business practice or in any activity in connection with the purchase or sale of any security or commodity.

Attached as Exhibit B is a description of the principal occupation or employment of each nominee during the past five years.  Also attached as Exhibit C is the consent of each nominee to serve as a director if so elected. Our representative will appear in person at the meeting to nominate our nominees.

Kind Regards,

THE RED OAK FUND, L.P.

By:   RED OAK PARTNERS LLC,

         its general partner

By:

______________________________

David Sandberg, Managing Member

EXHIBIT A

STOCK CERTIFICATE

(see attached)

EXHIBIT B

DIRECTOR NOMINEE BIOGRAPHIES

RAYMOND J. BROOKS, JR. has over fifteen years of leadership experience as a CEO, with industry experience as well as expertise in restructuring, asset recovery, and liability management.  During this span he has completed over ten acquisitions representing more than $10 billion.  Mr. Brooks is currently the Principal of R. J. Brooks Companies, an investment vehicle focused on the acquisition and restructuring of financial companies, which Mr. Brooks founded in October 2012 in partnership with private equity investors.  From April 2008 through October 2012, Mr. Brooks was Chief Executive Officer and a Director of ACA Financial Guaranty Corporation, and increased ACA’s assets over 17% by executing asset recovery, reduced insured liabilities 36% through aggressive liability management, and structured strategic net operating losses of $200 million.  Mr. Brooks served as Managing Director, Alvarez & Marsal, LLC, a global professional services firm specializing in turnaround and interim management, performance improvement and business advisory services, and advised on balance sheet restructurings including constructing and executing restructurings to achieve efficient capital structures.  Mr. Brooks founded and acted as Chief Executive Officer of Pine Creek Healthcare Capital, LLC, a $500 million specialty healthcare lender to hospitals to finance technology, imaging, and facilities, including the purchase and installation of imaging equipment into hospitals.  Mr. Brooks also founded Pine Creek Investors, LLC where he managed and restructured over $1 billion of distressed and non-compliant debt.  Earlier in his career, Mr. Brooks was a consultant at Price Waterhouse Privatization Group, and traded billions of dollars as a Member of the Chicago Mercantile Exchange.  Mr. Brooks’ education includes an M.B.A. from the University of Chicago’s Graduate School of Business.

CHRISTOPHER IORILLO is the managing partner and founder of CounterPoint Capital Partners, LLC, a Los Angeles based private equity fund focused on investing in operationally and financially challenged businesses in the lower-middle market.  Through investments made by CounterPoint, he currently serves as a member of the Board of Directors of Calamari Holdings, LLC, a food processing and global distribution business with facilities throughout California, and of Parts Now! LLC, a remanufacturer and distributor of printer and other electronic components.  Through July 2010, Mr. Iorillo was the Vice President of Strategic Operations at Abraxis BioScience, LLC, a global biopharmaceutical company, and the personal investment funds of the company’s founder where he was responsible deploying over $35 million in eight transactions.  From February 2004 to December 2008, he was a Vice President at Platinum Equity, LLC , a private equity fund based in Beverly Hills, California, as part of a team that invested over $600 million in fifteen transactions.  From October 1999 to January 2004, Mr. Iorillo was an attorney in the corporate mergers and acquisitions group at Paul, Hastings, Janofsky & Walker LLP in Los Angeles.  Mr. Iorillo received a Bachelor’s degree, with honors, from the University of Pennsylvania and a Juris Doctor degree from the Georgetown University Law Center.

DAVID SANDBERG is the Founder and managing member of Red Oak Partners, LLC, and the portfolio manager of the Red Oak Fund, LP and the Pinnacle Fund LLP.  Previously, Mr. Sandberg co-managed JH Whitney & Co's Green River Fund from 1998-2002.  Mr. Sandberg has invested nearly $1 billion across his 17 year investment career, with a focus on correcting conflicts of interest amongst insiders of public companies, adopting best governance practices, and ensuring appropriate capabilities and shareholder alignment exist at management and Board levels of companies Red Oak Partners is a significant owner of, all as a means of driving shareholder returns.  Mr. Sandberg presently serves as the Chairman of the Boards of SMTC Corporation and Asure Software, Inc., and as a Director of RF Industries, Ltd., and Planar Systems Inc, all of which are public companies.  He also serves as the Chairman of the Board of Red Oak Title Acquisition, LLC, a private company.  He has experience as the Chair of Audit, Compensation, Strategic, and Nominating & Governance committees of public company boards.  He received degrees in Economics and Industrial Management from Carnegie Mellon University.

TONY SNOW is a private investor.  He was previously employed at Soros Fund Management LLC where he was a part of a two man team that managed a $250 million global long/short equity portfolio.  Prior to Soros, Mr. Snow also focused on investments in global equities at both Ardea Capital Management and Wyper Capital Management.  Previously, Mr. Snow was employed at Lindsay Goldberg (formerly Bessemer Holdings), a private equity firm, where he was an Associate focused on leveraged buyouts and oversight of portfolio companies.  At Lindsay Goldberg, his transaction experience included the sale of USB Inc., the initial investment and formation of Altrio Communications, and the ongoing oversight and restructuring of DIRECTV Latin America, among others.  He began his career at Merrill Lynch & Co. as an Analyst in the Mergers & Acquisitions group where he had deal experience in a number of industries including industrials, distribution, TMT, healthcare, lodging and leisure among others.  Mr. Snow received a B.B.A. with high distinction from the University of Michigan, concentrating in finance and accounting, and an M.B.A. from Harvard Business School.  Mr. Snow is currently a director of StreetWise Partners, a New York City non-profit, and also serves on the Executive Committee.

J. RANDALL WATERFIELD is the Chairman of Waterfield Group, a diversified financial services holding company that traces its origins to 1928. After selling the largest private mortgage company in the US and largest Indiana based bank in 2006 and 2007 respectively, Waterfield Group has diversified into technology, real estate, asset management and merchant banking. Mr. Waterfield is also an owner and member of the Board of Directors of Cappello Waterfield & Co., an investment banking concern with over $100 Billion in aggregate M&A and other transaction experience through its affiliates including Cappello Capital Corporation and Cappello Group. Mr. Waterfield is a Chartered Financial Analyst, member of the Board of Directors, Executive Committee and former Chairman of the YPO New York City Chapter, a member of Mensa, and a graduate of Harvard University. Mr. Waterfield currently also serves on the Board of Directors of Waterfield Enterprises, LLC, TheRateReport.com, Asure Software, SMTC Corporation, RF Industries, Ltd., Waterfield Technologies, and the Culver Military Summer School. Previously, Mr. Waterfield was at Goldman Sachs & Co., where he worked as an institutional asset manager from 1996 through 1999, responsible for the small capitalization growth portfolios.

EXHIBIT C

CONSENTS OF NOMINEES

(see attached)